As filed with the United States Securities and Exchange Commission on March 24, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PROPETRO HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-3685382
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1706 S. Midkiff, Bldg. B

Midland, Texas 79701

(432) 688-0012
(Address, including zip code, of  principal executive offices)

STOCK OPTION PLAN OF PROPETRO HOLDING CORP.

PROPETRO HOLDING CORP. 2017 INCENTIVE AWARD PLAN
(Full title of the plans)

Dale Redman

Chief Executive Officer

1706 S. Midkiff, Bldg. B

Midland, Texas 79701

(432) 688-0012
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Lori Goodman, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the ProPetro Holding Corp. 2017 Incentive Award Plan	5,800,000	(1)(3)	$14.03	(4)	$81,374,000	$9,431.25
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Stock Option Plan of ProPetro Holding Corp.	3,847,763	(2)(3)	$3.39	(5)	$13,973,673	$1,619.55

(1)           The ProPetro Holding Corp. 2017 Incentive Award Plan (the “2017 Incentive Award Plan”) authorizes the issuance of up to a maximum of 5,800,000 shares of ProPetro Holding Corp. (“Company”) common stock, par value $0.001 per share (“Common Stock”).

(2)           Represents 3,847,763 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the Stock Option Plan of ProPetro Holding Corp. (the “2013 Stock Option Plan”). No further grants will be made under the 2013 Stock Option Plan.

(3)           Pursuant to Rule 416 of the Securities Act of 1933, as amended and restated (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2017 Incentive Award Plan or the 2013 Stock Option Plan by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(4)           For purposes of computing the registration fee only.  Estimated solely in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on March 23, 2017.

(5)           For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2013 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

Not required to be filed with this Registration Statement.

Item 2.         Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, with respect to (a) below, and the Exchange Act, with respect to (b) below, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)                                 the Company’s prospectus filed with the Commission on March 20, 2017 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-215940), including all amendments and exhibits thereto, which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)                                 the Company’s Current Report on Form 8-K filed with the Commission on March 21, 2017; and

(c)                                  the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 16, 2017 (File No. 001-38035), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Our certificate of incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We have entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director. The underwriting agreement entered into by the Company in connection with the sale of common stock provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.           Undertakings.

(a)                                 The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 24th day of  March, 2017.

PROPETRO HOLDING CORP.

By:	/s/ Dale Redman
Dale Redman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dale Redman and Jeffrey Smith, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Redman	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2017
Dale Redman

/s/ Jeffrey Smith	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2017
Jeffrey Smith

/s/ Spencer D. Armour, III		March 24, 2017
Spencer D. Armour, III	Director

/s/ Francesco Ciabatti		March 24, 2017
Francesco Ciabatti	Director

/s/ Schuyler E. Coppedge		March 24, 2017
Schuyler E. Coppedge	Director

/s/ Alan E. Douglas		March 24, 2017
Alan E. Douglas	Director

/s/ Stephen Herman		March 24, 2017
Stephen Herman	Director

/s/ Matthew H. Himler		March 24, 2017
Matthew H. Himler	Director

/s/ Peter Labbat		March 24, 2017
Peter Labbat	Director

/s/ Christopher Leininger		March 24, 2017
Christopher Leininger	Director

/s/ Jack B. Moore		March 24, 2017
Jack B. Moore	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1

Certificate of Incorporation of ProPetro Holding Corp. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-215940) filed on March 10, 2017)

4.2

Certificate of Amendment of the Certificate of Incorporation of ProPetro Holding Corp. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-38035) filed on March 21, 2017)

4.3	Bylaws of ProPetro Holding Corp. (incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File No. 333-215940) filed on March 21, 2017)

4.4	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-215940) filed on February 23, 2017)

4.5

Form of ProPetro Holding Corp. 2017 Incentive Award Plan (incorporated herein by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-215940) filed on March 7, 2017)

4.6	Stock Option Plan of ProPetro Holding Corp. (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-215940) filed on February 8, 2017)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1*	Consent of Deloitte & Touche LLP

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

* Filed herewith.